Exhibit 10.1
EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is entered into as of August 12, 2026 (the “Effective Date”), by and between Centuri Group, Inc. (“Employer”), a Nevada corporation, whose parent company is Centuri Holdings, Inc., a Delaware corporation (the “Company”), and Kelly Youngblood (“Executive”). For purposes of this Agreement, the “Company Group” shall mean, collectively, the Company and its subsidiaries (including Employer).

I.    RECITALS
WHEREAS, Employer has offered employment to Executive, and Executive has agreed to accept such employment, in each case, subject to the terms and conditions of this Agreement

NOW, THEREFORE, in consideration of the promises and obligations of Employer and Executive under this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Employer and Executive hereby agree as follows:

II.    TERMS OF EMPLOYMENT

A.    Position and Duties. Employer hereby employs Executive as Executive Vice President, Chief Financial Officer of the Company. Executive shall devote his full business time, attention and effort to the performance of his duties pursuant to this Agreement. Executive shall be an executive officer of the Company, duly appointed as such by the Board of Directors of the Company (the “Board”), and Executive shall report directly to the Company’s President and Chief Executive Officer (the “CEO”).

1.    Executive shall faithfully adhere to, execute and fulfill the duties of Executive Vice President, Chief Financial Officer, as in effect from time to time, and any such other duties as shall be assigned to Executive from time to time by the CEO.

2.    Executive agrees to devote his full business time, attention and effort to the business and affairs of the Company Group, to discharge the responsibilities assigned to Executive hereunder, and to use Executive’s reasonable best efforts to perform such responsibilities in a diligent, trustworthy, businesslike and efficient manner.

3.    Executive shall not, during the Term, be engaged in any other business activity pursued for gain, profit or other pecuniary advantage if such activity interferes with Executive’s duties and responsibilities to the Company Group. The foregoing limitations in this Section II.3 shall not be construed as prohibiting Executive from (i) serving on corporate, civic or charitable boards or committees, delivering lectures or fulfilling speaking engagements, teaching at educational institutions, or making personal investments, so long as such activities do not significantly interfere with the performance of Executive’s responsibilities to Employer, as set forth in this Agreement, or present a conflict of interest (unless consented to by the Board in compliance with the Company’s policies); or (ii) serving in any outside board position and/or committee membership that is approved by the Board; provided that the Board may rescind such approval if the Board reasonably determines, after considering the applicable facts and circumstances and consulting with Executive, that Executive’s continued service on such outside board and/or committee presents a conflict of interest.

4.    In the performance of his duties, Executive shall use his best efforts to adhere to the laws applicable to the Company Group.

B.    Term. The initial term of this Agreement shall begin on the Effective Date and shall continue until the two-year anniversary of the Effective Date, unless terminated sooner pursuant to the provisions of this Agreement (the “Initial Term”). At the expiration of the Initial Term, unless terminated sooner pursuant to the provisions of this Agreement, and each annual anniversary thereafter, this Agreement will renew automatically for an additional one (1) year period (the “Renewal Term”) unless either party notifies the other party in writing of its or his intention not to renew this Agreement (the “Renewal Termination Notice”) not less than six (6) months prior to the expiration of the Initial Term or of any Renewal Term (the Initial Term and any Renewal Term are referred to collectively as the “Term”).

1.    Termination upon Death. This Agreement, and all of Executive’s rights and Employer’s obligations hereunder, shall terminate as of the date of Executive’s death, except as provided for herein and in Employer’s welfare benefit or incentive plans that Executive participates in at the time of death.

2.    Termination upon Disability. If Executive becomes Disabled, Employer may, by written notice to Executive, terminate this Agreement and Executive’s employment hereunder. For purposes of this Agreement, “Disabled” or “Disability” means, as determined by the Board, that (i) Executive is unable to engage in any substantial gainful activity by reason of a physical or mental impairment that is expected to result in death or last twelve (12) months or more, or Executive receives replacement income for three (3) months or more due to such physical or mental impairment or (ii) such other definition that complies with the definition of disability under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder.

3.    Termination for Cause. Employer may terminate this Agreement and Executive’s employment hereunder for Cause by providing written notice to Executive of its intention to do so. For purposes of this Agreement, “Cause” shall mean:

(a)    Executive’s negligence in the performance of, intentional nonperformance of, or inattention to his material duties and responsibilities hereunder, any of which continue for thirty (30) business days after receipt of written notice of need to cure the same;
(b)    Executive’s willful dishonesty, fraud or material misconduct with respect to the business or affairs of the Company Group;

(c)    Executive’s violation of any of Employer’s policies or procedures, which violation is not cured by Executive within thirty (30) business days after Executive has been given written notice thereof;

(d)    Executive’s conviction of, plea of nolo contendere, guilty plea, or confession to, an act of fraud, misappropriation or embezzlement or any crime punishable as a felony or any other crime that involves moral turpitude;

(e)    Executive’s use of illegal substances or habitual drunkenness that interferes with Executive’s ability to discharge his duties, responsibilities, or obligations to the Company Group, as determined in the Board’s sole discretion; or

(f)    Executive’s breach of a material provision of this Agreement if Executive does not cure such breach within thirty (30) business days after Executive has been given written notice thereof.

4.    Termination for Good Reason. Executive may terminate this Agreement and his employment hereunder for Good Reason in the twenty-four (24) months following a Change in Control or at any time during the Term by providing written notice to Employer of his intention to do so. For purposes of this Agreement, “Good Reason” shall mean:

(a)    the assignment to Executive of any duties inconsistent with Executive’s position (including offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section II.A or as in effect immediately prior to the Termination Date or Change in Control, as applicable, or any other action by Employer that results in a diminution in such position, authority, duties or responsibilities (excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith that is cured within thirty (30) business days after Employer has been given written notice thereof);

(b)    any material breach of this Agreement by Employer, including any requirement that Executive be based at any office or location that results in a violation of Section II.E;
(c)    any failure by Employer to comply with any of the provisions of Section III of this Agreement (excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith that is cured within thirty (30) business days after Employer has been given written notice thereof);

(d)    Executive’s receipt from Employer of a Renewal Termination
Notice as provided in Section II.B; or

(e)    in the event of a pending Change in Control, Employer and Executive have not received written notice at least five (5) business days prior to the anticipated closing date of the transaction giving rise to the Change in Control from the successor to all or a substantial portion of the stock of the Company or the Company Group’s business and/or assets that such successor is willing as of the closing to assume and agree to perform Employer’s obligations under this Agreement in the same manner and to the same extent that Employer is hereby required to perform, including but not limited to with respect to Executive’s position (including offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section II.A and as in effect immediately prior to the Change in Control.

Executive must provide written notice to Employer of the existence of the condition(s) described in Section II.B.4.a through Section II.B.4.c above within 90 days after the initial existence of the condition(s). Employer shall have 30 days after such notice is given during which to remedy the condition(s), and such occurrence shall not be deemed to constitute Good Reason if such event or circumstance has been fully corrected by Employer within the 30-day cure period and Executive has been reasonably compensated for monetary losses or damages resulting therefrom.

For purposes of this Agreement, “Change in Control” shall mean (1) the sale (other than to any of the Company and its predecessors, successors, and past, present and future parent companies, operating companies, divisions, subsidiaries and/or affiliates (the “Employer Group”)) of substantially all of the operating assets of the Company and its subsidiaries, (2) the acquisition (other than by a member of the Employer Group) of more than fifty percent (50%) of the stock of the Company by a group of shareholders or an entity which acquires control of the Company, (3) a merger or consolidation of the Company with any other entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) fifty percent (50%) or more of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or (4) during any period not longer than two (2) consecutive years, individuals who at the beginning of such period constituted the board of directors of the Company cease to constitute at least a majority thereof, unless the election, or the nomination for election by the Company’s shareholders, of each new board member was approved by a vote of at least three-fourths (3/4) of the board members then still in office who were board members at the beginning of such period (including for these purposes, new members whose election was so approved).

C.    Notice of Termination. Any termination by Employer for Cause or Disability or by Executive for Good Reason shall be communicated by a Notice of Termination provided to the other party pursuant to the provisions of Section VIII.C. For purposes of this Agreement, “Notice of Termination” means a written notice that: (1) indicates the specific termination provision or provisions as set forth in this Agreement relied upon by either Employer or Executive; (2) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide the basis for termination under the provision or provisions of this Agreement relied upon by either Employer or Executive; and (3) if the Date of Termination (as defined herein) is other than the date of receipt of such Notice of Termination, specifies the termination date. The failure by either Employer or Executive to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Cause or Good Reason shall not waive any right of Employer or Executive or preclude Employer or Executive from asserting such fact or circumstance in enforcing Employer’s or Executive’s rights or obligations under this Agreement.

D.    Date of Termination. For purposes of this Agreement, “Date of Termination” shall mean: (1) if Executive’s employment is terminated for Cause or Disability, or by Executive for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein or as required under this Agreement; (2) if Executive’s employment is terminated by Employer other than for Cause or Disability, the Date of Termination shall be the date on which Employer notifies Executive of such termination; (3) if Executive’s employment is terminated by reason of death, the Date of Termination shall be the date of the death of Executive; or (4) if Executive voluntarily terminates his employment, the Date of Termination shall be the date on which Executive and Employer shall agree to be the Date of Termination.

E.    Place of Performance. Executive will perform his services hereunder at the Company Group’s office in Houston, Texas, subject to normal business travel consistent with Executive’s duties, responsibilities and position.

F.    Representations. Executive represents and warrants to Employer that Executive is not bound by any covenant not to compete or similar agreement that would prohibit Executive from performing, or would restrict or limit Executive in Executive’s performance of, Executive’s job duties for the Company Group. Executive shall indemnify and hold harmless the Company Group and its officers, managers, members, agents and representatives from and against any damages, losses, claims, costs (including attorneys’ fees) incurred by any of them arising out of or resulting from any breach of the foregoing representation and warranty by Executive. Executive hereby acknowledges and represents that he has had the opportunity to consult with independent legal counsel regarding his rights and obligations under this Agreement and that he fully understands the terms and conditions contained herein.

III.    COMPENSATION

A.    Annual Base Salary. Employer agrees to compensate and pay Executive, or to cause Executive to be compensated and paid, an annual base salary of $680,000 (the “Annual Salary”), payable on a regular basis in accordance with Employer’s standard payroll procedures but not less frequently than monthly. On at least an annual basis, the Compensation Committee of the Board (the “Compensation Committee”) will review Executive’s performance and may make increases (but not decreases, without Executive’s consent) to the Annual Salary if, in the Compensation Committee’s sole discretion, any such increase is warranted.

B.    Incentive Compensation.

1.    Annual Cash Incentive. For each fiscal year of the Company that ends during the Term, Executive will be eligible for an annual cash incentive (an “Annual Bonus”) in accordance with the Company’s short-term cash incentive plan or policy for such year. Executive’s target Annual Bonus for each fiscal year will be equal to 85% of the Annual Salary (the “Target Bonus”); provided that the actual amount of the Annual Bonus earned by Executive for the 2026 fiscal year will be prorated to reflect the portion of such fiscal year beginning with the Effective Date. The actual amount of the Annual Bonus earned by Executive for a fiscal year, which may be less than or greater than the Target Bonus, will be determined based on performance as measured against metrics set by the Compensation Committee. The Annual Bonus, if any, earned by Executive for a fiscal year will be paid to Executive by no later than March 15 of the calendar year following such fiscal year, provided that Executive remains employed hereunder through the payment date (except as provided under Section III.F or Section III.G, as applicable). The Target Bonus may be increased (but not decreased without Executive’s consent) in the sole discretion of the Compensation Committee.

2.    Long-Term Incentives. Executive’s annual long-term incentive award target opportunity will be equal to 225% of the Annual Salary (the “Target LTI Award”). Executive’s annual long-term incentive award for the 2026 fiscal year will be granted in the form of the one-time sign-on grant described in Section III.B.3. For each fiscal year beginning with the 2027 fiscal year, the types and terms of Executive’s annual long-term incentive awards will be determined by the Compensation Committee and will be consistent with the types and terms of the annual long-term incentive awards granted to other executive officers of the Company under the Centuri Holdings, Inc. Omnibus Incentive Plan, as may be amended from time to time (or an applicable successor plan thereto), and will relate to shares of the Company’s common stock.

3.    Sign-On Grant. On or promptly after the Effective Date, Executive will receive a one-time award of time-based restricted stock units relating to shares of the Company’s common stock with a grant date value of $2,030,000, which will vest in equal installments on each of the first three anniversaries of the Effective Date, in each case, subject to Executive’s continued employment through the applicable vesting date, except as provided under the applicable award agreement (which award agreement will provide for accelerated vesting on the same terminations of employment as applies to the time-vesting annual long-term incentive awards granted in 2026 to other executive officers of the Company).

C.    Perquisites. Executive shall be entitled to participate in deferred compensation, savings and retirement plans, perquisites, practices, policies and programs generally applicable to other executive officers of the Company. Employer shall provide Executive an annual allowance of up to $5,000 for basic estate planning, financial planning, and/or tax preparation as supported by documentation evidencing such services. Employer may, in its sole discretion, change these perquisites from time to time and have no further obligation for provision of them.

D.    Welfare Benefit Plans. Executive and Executive’s eligible dependents shall receive coverage under the welfare benefit plans, practices, policies and programs provided by Employer including, but not limited to, medical, prescription, dental, disability, group life (no less than $1,000,000 life insurance coverage paid by Employer for Executive), accidental death and travel accident insurance plans and programs, generally applicable to other executive officers of Employer, the terms and conditions of which shall be no less favorable than those available to other similarly situated executive officers of Employer. Executive will be entitled to paid time off on terms and conditions that are no less favorable than those available to other similarly situated executive officers of Employer (as of the Effective Date, similarly situated executive officers of Employer are entitled to 30 days of paid time off per calendar year).

E.    Reimbursement of Expenses. Employer shall reimburse Executive or cause Executive to be promptly reimbursed for all reasonable and necessary expenses incurred by Executive in furtherance of the business and affairs of the Company Group including, but not limited to, all travel expenses and living expenses while away from home on business or at the request of Employer or the Board. Such reimbursement shall be effected as soon as reasonably practicable after such expenditures are made, against presentation of signed, itemized expense reports in accordance with the travel and business expense reimbursement policies of Employer.

F.    Severance Benefits upon Termination. As set forth below, the following obligations are imposed upon Employer upon termination of Executive’s employment; provided, however, that to be

entitled to severance benefits pursuant to clause 2 or clause 4 of this Section IV.    F, Executive will be required to execute, and not revoke, the Release (as defined in Section III.I); provided, further, that in the event that Executive is entitled to receive severance benefits under Section III.G, Executive will not be entitled to receive severance benefits under this Section III.F.

1.    Death. If Executive’s employment is terminated due to his death, Executive shall be entitled only to the following benefits (collectively, the “Accrued Benefits”): any accrued but unpaid Annual Salary through the Date of Termination, any unreimbursed expenses properly incurred prior to the Date of Termination, any vested employee benefits and equity awards to which Executive is entitled to under the terms of the applicable benefit plan or award agreement, and any other benefits required by applicable law.

2.    Disability. If Executive’s employment is terminated due to his Disability, Executive shall be entitled to the Accrued Benefits and severance benefits equal to twelve (12) months of the Annual Salary, which shall be paid to Executive in a lump sum payment within sixty (60) days after the Date of Termination (but in no event earlier than the effective date of the Release).

3.    Cause. If Executive’s employment is terminated for Cause, Executive shall be entitled only to the Accrued Benefits.

4.    Without Cause / For Good Reason. If Executive’s employment is terminated by Employer without Cause or if Executive terminates his employment for Good Reason, Executive shall be entitled to the Accrued Benefits and to the following severance benefits:

(a)    two (2) times the Annual Salary, paid to Executive in a lump sum payment within sixty (60) days after the Date of Termination (but in no event earlier than the effective date of the Release);

(b)    if terminated prior to the payment of the Annual Bonus for the fiscal year prior to the year of termination, payment of any unpaid Annual Bonus earned for such prior fiscal year, with any performance measures applied consistent with the Company’s continuing executive officers and payment made at the same time as to such continuing executive officers (but in no event earlier than the effective date of the Release); and

(c)    for a period of twenty-four (24) months following the Date of Termination, Executive will be reimbursed for the portion of the monthly COBRA premium paid by Executive for continuation of medical, dental and vision benefit coverage for Executive and Executive’s dependents at least equal to those that would have been provided to the same in accordance with the plans, programs, practices and policies described in Section III.B if Executive’s employment had not been terminated or, if more favorable to Executive, as in effect generally at any time thereafter with respect to the other executive officers of the Company; provided, however, that if Executive becomes reemployed with another employer and is eligible to receive medical, dental or vision benefits under another employer provided plan, the medical, dental and vision benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility; provided further that Executive’s entitlement to the benefits described in this clause (c) is subject to Executive’s timely and proper election to continue such medical, dental and vision benefit coverage under COBRA.

5.    Without Good Reason If Executive resigns his employment other than for Good Reason, Executive shall be entitled only to the Accrued Benefits.

G.    Severance Benefits upon Change in Control. Executive shall be entitled to the Accrued Benefits and to the severance benefits provided in this Section III.G if, within twenty-four (24) months after a Change in Control: (i) Executive terminates his employment with the Employer for Good Reason; or (ii) Executive’s employment is terminated by the Employer for any reason other than (x) Executive’s death, (y) Executive’s Disability or (z) Cause; provided, however, that to be entitled to severance benefits pursuant to this Section IIII.G, Executive will be required to execute, and not revoke, the Release:

1.    All of Executive’s outstanding equity awards will vest in full as of the Date of Termination, with any performance conditions deemed met at the target level.

2.    If the Termination Date occurs prior to the payment of the Annual Bonus for the fiscal year prior to the year of termination, payment of any unpaid Annual Bonus earned for such year, with any performance measures applied consistent with the Company’s continuing executive officers and payment made at the same time as to such continuing officers (but in no event earlier than the effective date of the Release).

3.    Executive will receive a lump sum severance payment in an amount equal to the sum of:

(a)    two (2) times the Annual Salary in effect as of the Date of
Termination or, if greater, as of the date of such Change in Control, and

(b)    two (2) times the Target Bonus in effect as of the Date of Termination or, if greater, as of the date of such Change in Control, and

(c)    two (2) times the Target LTI Award in effect as of the Date of Termination or, if greater, as of the date of such Change in Control, and

(d)    an amount equal to the full cost of health and dental coverage for Executive (and his eligible dependents) for the two-year period beginning on the Date of Termination, which amount shall be calculated based on the full cost of continued health and dental coverage for Executive (and his eligible dependents) under the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended, as of the date of termination or, if greater, as of the date of such Change in Control, and

(e)    an amount equal to the full cost of replacement disability and life insurance coverage for Executive (other than travel/accident) for two-year period beginning on the Date of Termination, which cost shall be calculated as of the Date of Termination or, if greater, as of the date of such Change in Control.

Subject to the limits in Section III.H, payment of the foregoing lump sum severance payment shall be made in accordance with Employer’s regular payroll procedures and be made to Executive on the first regularly scheduled pay date that occurs sixty (60) days after the Date of Termination.

4.    Employer shall pay Executive any benefits under Employer’s benefit plans, which are fully vested on the Date of Termination, in accordance with their terms, including with respect to applicable payment schedules and any applicable elections.

5.    Executive shall be entitled to reimbursement of reasonable expenses actually incurred by Executive directly related to outplacement services, which reimbursement shall not exceed $30,000. Such reimbursement shall only be made for outplacement services directly related to such termination. Such expenses must be incurred not later than the end of the second calendar year following the calendar year of such termination. Such expense must be submitted by Executive to Employer as promptly as practicable, and in no event later than required by Employer in order for Employer to make such reimbursement no later than last day of the third calendar year following the calendar year in which such termination occurs. In no event shall Employer make any such reimbursement later than the last day of the third calendar year following the calendar year in which such termination occurs.

6.    If Executive’s receipt from Employer of a Renewal Termination Notice is received, or if Executive’s employment is terminated by Employer, prior to the occurrence of a Change in Control, and if it can be shown that the decision to not renew this Agreement or Executive’s termination (a) was at the direction or request of a third party that had taken steps reasonably calculated to effect the Change in Control thereafter, or (b) otherwise occurred in connection with, or in furtherance of, the Change in Control, Executive shall have the rights described in this Section III.G, as if a Change in Control had occurred on the date immediately preceding such termination.

7.    Limitation on Severance Benefits. Anything in this Agreement to the contrary notwithstanding, in the event that it shall be determined (as hereinafter provided) that any payment or distribution by the Company Group to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program, or arrangement including, without limitation, any stock option, restricted stock, stock appreciation right or similar right, or the lapse or termination of any restriction on, or the vesting or exercisability of, any of the foregoing (individually and collectively, a “Payment”), would be subject, but for the application of this Section III.G.6, to the excise tax imposed by Section 4999 of the Code, or any successor provision thereto (the “Excise Tax”), by reason of being considered “contingent on a change in ownership or control” of the Company, within the meaning of Section 280G(b)(2) of the Code, or any successor provision thereto, then:

(a)    if the After-Tax Payment Amount would be greater by reducing the amount of the Payment otherwise payable to Executive to the minimum extent necessary (but in no event less than zero) so that, after such reduction, no portion of the Payment would be subject to the Excise Tax, then the Payment shall be so reduced; and

(b)    if the After-Tax Payment Amount would be greater without the reduction, then there shall be no reduction in the Payment.

As used in this Section III.G.6, “After-Tax Payment Amount” means (i) the amount of the Payment, less (ii) the amount of federal income taxes payable with respect to the Payment calculated at the maximum marginal income tax rate for each year in which the Payment shall be paid to Executive (based upon the rate in effect for such year as set forth in the Code at the time of the Payment), less (iii) the amount of the Excise Tax, if any, imposed upon the Payment. For purposes of any reduction made under Section III.G.2, the Payments that shall be reduced shall be those that provide Executive the best economic benefit, and to the extent any Payments are economically equivalent, each shall be reduced pro rata.

H.    Compliance with Section 409A of the Code. The payments to be made under this Agreement are intended to be exempt from or compliant with Section 409A of the Code. Specifically, the severance payments and benefits under Section III.G and Section III.H hereof are intended to be exempt from Section 409A of the Code by compliance with the short-term deferral exemption as specified in 26 C.F.R. Section 1.409A-1(b)(4) and/or the separation pay exemption as specified in 26 C.F.R. Section 1.409A-1(b)(9) or are intended to comply with Section 409A of the Code including, but not limited to, being paid upon disability pursuant to 26 C.F.R. Section 1.409-3(i)(4), pursuant to a change in control event pursuant to 26 C.F.R. Section 1.409A-3(i)(5) or pursuant to a fixed schedule or specified date pursuant to 26 C.F.R. Section 1.409A-3(a), and the provisions of this Agreement will be administered, interpreted and construed accordingly. Notwithstanding the foregoing, Employer makes no representation or warranty and shall have no liability to Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code and do not satisfy an exemption from, or the conditions of, Section 409A of the Code.

For all purposes of this Agreement, Executive shall be considered to have terminated employment with Employer when Executive incurs a “separation from service” with the Company Group within the meaning of Section 409A(a)(2)(A)(i) of the Code.

If Employer determines that severance payments due under this Agreement on account of termination of Executive’s employment constitute “deferred compensation” subject to Section 409A of the Code, and that Executive is a “specified employee” as defined in Section 409A(a)(2)(B)(i) of the Code and 26 C.F.R. Section 1.409A-1(i), then such severance payments shall commence on the first payroll date of the seventh month following the month in which the Date of Termination occurs (with the first such payment being a lump sum equal to the aggregate severance payments Executive would have received during the prior six-month period if no such delay had been imposed). For purposes of this Agreement, whether Executive is a “specified employee” will be determined by Employer.

All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code and the regulations to the extent that such reimbursements or in-kind benefits are not excepted from Section 409A of the Code, including where applicable, the requirement that (i) any reimbursement is for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in the Agreement); (ii) the amount of expenses eligible for reimbursement during the calendar year may not affect the expenses eligible for reimbursement in any other calendar year; (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred; and (iv) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit.

I.    Confidential Severance Agreement and Release. Notwithstanding any provision herein to the contrary, if Executive has not delivered to Employer an executed Confidential Severance Agreement and Release (the “Release”) on or before the fiftieth (50th) day after the Date of Termination, or if Executive revokes such executed Release prior to the sixtieth (60th) day after the Date of Termination, Executive shall forfeit all of the payments and benefits described in Section III.F or Section III.G, as applicable; provided, however, that Executive shall not forfeit such amounts if Employer has not delivered to Executive the required form of Release on or before the twenty-fifth (25th) day following the Date of Termination. A form of the Release is attached as Exhibit A hereto. Executive acknowledges that Employer retains the right to modify the required form of the Release as Employer deems necessary in order to effectuate a full and complete release of claims against the Company Group and its affiliates, officers and directors.

IV.    COMPANY-RELATED INVENTIONS AND DEVELOPMENTS

A.    Records of Inventions. Executive shall keep complete and current written records of Inventions and Developments made during the course of his employment with Employer and promptly disclose all such Inventions and Developments in writing to Employer so that it may adequately determine its rights in such Inventions and Developments. Executive shall supplement any such disclosure to the extent Employer may request. If Executive has any doubt as to whether or not to disclose any Inventions and Developments, Executive shall disclose the same to Employer.

B.    Ownership of Inventions. All Company-Related Inventions and Developments made by Executive during the Term shall be the sole and exclusive property of the applicable member(s) of the Company Group. Executive shall assign, and does hereby assign, his entire right, title and interest in such Company-Related Inventions and Developments to the applicable member(s) of the Company Group. Employer’s ownership and the foregoing assignment shall apply, without limitation, to all rights under the patent, copyright, and trade secret laws of any jurisdiction relating to Company-Related Inventions and Developments. If Executive asserts any property right in any Inventions and Developments made by Executive during the Term, Executive shall promptly notify Employer of the same in writing.

C.    Cooperation with Employer. Executive shall assist and fully cooperate with Employer in obtaining and maintaining the fullest measure of legal protection which the Company Group elects to obtain and maintain for Inventions and Developments in which the Company Group has a property right. Executive shall execute any lawful document requested by Employer relating to obtaining and maintaining legal protection for any said Inventions and Developments including, but not limited to, executing applications, assignments, oaths, declarations and affidavits. Executive shall make herself available for interviews, depositions and testimony relating to any said Inventions and Developments. These obligations shall survive the termination of Executive’s employment with Employer, provided that Employer shall compensate Executive at a reasonable rate after such termination for time actually spent by Executive at Employer’s requests on such assistance. In the event Employer is unable for any reason whatsoever to secure Executive’s signature to any document reasonably necessary or appropriate for any of the foregoing purposes including, but not limited to, renewals, extensions, continuations, divisions or continuations in part, in a timely manner, Executive irrevocably designates and appoints Employer and its duly authorized officers and agents as his agents and attorneys-in-fact to act for Executive and on his behalf, but only for purposes of executing and filing any such document and doing all other lawfully permitted acts to accomplish the foregoing purposes with the same legal force and effect as if executed by Executive.

D.    Pre-employment Inventions. Executive shall completely identify on Exhibit B attached hereto, without disclosing any trade secret or other proprietary and confidential information, all Inventions and Developments made by Executive prior to his employment with Employer or prior to execution of this Agreement in which Executive has an ownership interest and which is not the subject matter of an issued patent or a printed publication at the time Executive executes this Agreement. If no such list is provided, Executive represents and warrants that there are no such Investments and Developments.

E.    Disclosure of Inventions after Termination. Executive shall promptly and completely disclose in writing to Employer’s law department all Company-Related Inventions and Developments made by Executive during the one (1) year immediately following Executive’s termination of employment, whether voluntarily or involuntarily, for the purposes of determining Employer’s rights in each such invention. It will be presumed that Company-Related Inventions and Developments conceived by Executive which are reduced to practice within one (1) year after termination of Executive’s employment, whether voluntary or involuntary, were conceived during the term of Executive’s employment with Employer unless Executive is able to establish a later conception date by clear and convincing evidence.

F.    As used in this Agreement, “Proprietary and Confidential Information” means any and all non-public information or data in any form or medium, tangible or intangible, which has commercial value and which the Company Group possesses or to which the Company Group has rights. Proprietary and Confidential Information includes, by way of example and without limitation, information concerning the Company Group’s specific manner of doing business, including, but not limited to, the processes, methods or techniques utilized by the Company Group, the Company Group’s customers, marketing strategies and plans, pricing information, sources of supply and material specifications, the Company Group’s computer programs, system documentation, special hardware, related software development, the Company Group’s business models, manuals, formulations, equipment, compositions, configurations, know-how, ideas, improvements and inventions, and the Company Group’s Company-Related Inventions and Developments.

Proprietary and Confidential Information also includes information developed by Executive during his course of employment with Employer or otherwise relating to Company-Related Inventions and Developments, as hereinafter defined, as well as other information to which he may be given access to in connection with his employment.

G.    As used in this Agreement, “Inventions and Developments” means any and all inventions, developments, creative works and useful ideas of any description whatsoever, whether or not patentable. Inventions and Developments include, by way of example and without limitation, discoveries and improvements that consist of or relate to any form of Proprietary and Confidential Information.

H.    As used in this Agreement, “Company-Related Inventions and Developments” means all Inventions and Developments that: (a) relate at the time of conception or development to the actual Business (as defined herein) of the Company Group or to its actual research and development or to business or research and development that is the subject of active planning at the time; (b) result from or relate to any work performed for Employer, whether or not during normal business hours; (c) are developed on Employer’s time; or (d) are developed through the use of the Company Group’s Proprietary and Confidential Information, equipment, software, or other facilities and resources.

I.    For purposes of this Agreement, “make” or “made,” when used in relation to Inventions and Developments, includes any one or any combination of: (a) conception; (b) reduction to practice; or (c) development; and is without regard to whether Executive is a sole or joint inventor.

J.    Acknowledgement. As of the Effective Date, the Company Group is engaged primarily in the business of specialty contracting and construction for customers in: the energy sector (which includes natural gas, electric power, oil, and solar and other such renewables); pipeline; conduit; telecommunications; municipal water; waste management; transportation; manufacturing; and traffic control. As such, the Company Group has developed and continues to develop and use certain trade secrets and other Proprietary and Confidential Information, as hereinafter defined. The Company Group has spent a substantial amount of time, effort and money, and will continue to do so in the future, to develop or acquire such Proprietary and Confidential Information and promote and increase its good will. Employer and Executive acknowledge and agree that Proprietary and Confidential Information is an asset of particular and immeasurable value to the Company Group.

V.    OBLIGATIONS RELATING TO PROPRIETARY AND CONFIDENTIAL INFORMATION

A.    Obligations of Employer.

1.    Proprietary and Confidential Information. Employer shall provide Executive, during his employment, with valuable Proprietary and Confidential Information for the purpose of assisting Executive in the performance of his job requirements and responsibilities with Employer. In addition, Employer shall provide to Executive, during his employment, with the equipment, materials and facilities necessary to assist Executive in the performance of his job requirements and responsibilities with Employer.

2.    Training. Employer shall provide Executive with any and all specialized training necessary to assist Executive in the performance of his job requirements and responsibilities with

Employer including, but not limited to, training relating to the Company Group’s cost structures, methods of operation, products and marketing techniques, and business strategies, plans and models.

B.    Obligations of Executive.
1.    Nondisclosure of Proprietary and Confidential Information. Both during and after the termination of Executive’s employment, whether such termination is voluntary or involuntary, Executive shall keep in confidence and trust all Proprietary and Confidential Information, and Executive shall not use or disclose to any unauthorized person or use for his own purposes Proprietary or Confidential Information without the prior written consent of Employer, except as may be necessary in the ordinary course of performing his duties to Employer.

2.    Return of Proprietary and Confidential Information. All documents and tangible things (whether written or electronic) embodying or containing Proprietary and Confidential Information are the Company Group’s exclusive property. Executive shall be provided with or given access to such Proprietary and Confidential Information solely for performing his duties of employment with Employer. Executive shall protect the confidentiality of their content and shall return all such Proprietary and Confidential Information, including all copies, facsimiles and specimens of them in any tangible or electronic forms in Executive’s possession, custody or control to Employer before leaving the employment of Employer for any reason, whether voluntary or involuntary.

3.    Confidential Information from Previous Employment. Executive shall not disclose or use during his employment with Employer any proprietary and confidential information which Executive has acquired as a result of any previous employment or under a contractual obligation of confidentiality before his employment with Employer and, furthermore, Executive shall not bring to the premises of Employer any copies or other tangible embodiments of any such proprietary and confidential information.

4.    Conflict of Interest. Executive shall not engage in outside employment or other activities in the course of which Executive would use or might be tempted or induced to use Proprietary and Confidential Information in other than the Company Group’s own interest.

5.    Agreement Not to Compete/Solicit
(a)    Non-Compete. Executive agrees that during the Covenant Period (as defined herein), he shall not, without Employer’s written consent, directly or indirectly, for herself or on behalf of or in conjunction with any other person, persons, company, partnership, corporation or business venture of any nature:

(i)    engage, as an officer, director, shareholder, owner, partner, joint venturer, employee, independent contractor, consultant, advisor or sales representative, in the Business of the Company Group (as that Business exists at the Date of Termination), within any state or province of the United States, Canada or any other country in which the Company Group conducts business, including without limitation any territory serviced by the Company Group (the “Territory”);

(ii)    call upon any person or entity which is a Customer (as defined herein) of the Company Group within the Territory for the purpose of soliciting or selling products or services in competition with the Company Group; or

(iii)    call upon any prospective acquisition candidate, on Executive’s own behalf or on behalf of any competitor, which candidate was, to Executive’s actual knowledge after due inquiry, either called upon by the Company Group or for which the Company Group made an acquisition analysis for the purpose of acquiring such entity.

For purposes of this provision, “Business” shall mean providing any of the products or services offered by the Company Group, as of the Date of Termination, and includes without limitation, the (i) installation, replacement, repair, inspection and maintenance of any infrastructure within the energy sector, whether relating to oil, natural gas, electric power, or solar or other such renewables; (ii) installation, replacement, repair, inspection and maintenance of underground or overhead pipeline, cable, wire and conduit; (iii) street and roadway repairs, whether by asphalt or concrete; (iv) installation, replacement, repair, inspection and maintenance of any infrastructure relating to municipal water and waste management; (v) installation, replacement, repair, inspection and maintenance of industrial facilities, including shop fabrication; and (vi) traffic control.

For purposes of this provision, “Customer” shall include any person or entity (i) for which the Company Group provided Business services within the twenty-four (24) months preceding the Date of Termination; (ii) for which the Company Group sought to provide Business services within the twenty-four (24) months preceding the Date of Termination (which includes without limitation responding to a Request For Information or a Request For Quotation); and/or (iii) that has a valid contract for Business services with a member of the Company Group as of the Date of Termination. Executive hereby acknowledges the reasonableness of the twenty-four (24) month look back for the purposes of determining the Company Group’s Customers, given the seasonal nature of the relevant construction industry and long lead time until contract execution.

(b)    Good Will. Any and all good will which Executive develops during Executive’s employment with any Customer shall be the sole, exclusive and permanent property of Employer, and shall continue to be such after termination of Executive’s employment, whether such termination is voluntary or involuntary.

(c)    Non-Solicitation of Employees. Executive agrees that during the Covenant Period, he shall not, without Employer’s written consent, employ, hire, solicit, induce or identify for employment or attempt to employ, hire, solicit, induce or identify for employment, directly or indirectly, any employee(s) of the Company Group on the Date of Termination to leave his or her employment and become an employee, consultant or representative of any other entity including, but not limited to, Executive’s new employer, if any.

(d)    Publicly Traded Securities. The provisions of this Agreement shall not prevent Executive from acquiring or holding publicly traded stock or other public securities of a competing company, so long as Executive’s ownership does not exceed two percent (2%) of the outstanding securities of such company.

(e)    Agreement to Inform Subsequent Employers. For a period of twenty-four (24) months after the termination of Executive’s employment with Employer, whether voluntary or involuntary, Executive agrees to inform each new employer, prior to accepting employment, of the existence of this Agreement and provide that employer with a copy of this Agreement.

(f)    Notice of New Address and Employment. During the Covenant Period, Executive agrees to provide Employer with pertinent information concerning each new job or other business activity in which Executive engages during such period as Employer may reasonably request in order to determine Executive’s continued compliance with his obligations under this Agreement. Executive consents to notification by Employer to such employer(s) concerning his obligations under this Agreement.

(g)    Reasonableness of Restrictions. Executive acknowledges that the restrictions set forth in Section V.B.5 of this Agreement are intended to protect the Company Group’s legitimate business interests and its Proprietary and Confidential Information and established relationships and good will. Executive acknowledges that the time, geographic and scope of activity limitations set forth herein are reasonable and necessary to protect the Company Group’s legitimate business interests. However, if in any judicial proceeding, a court shall refuse to enforce this Agreement as written, whether because the time limitation is too long or because the restrictions contained herein are more extensive (whether as to geographic area, scope of activity or otherwise) than is necessary to protect the legitimate business interests of the Company Group, it is expressly understood and agreed between the parties hereto that this Agreement is deemed modified to the extent necessary to permit this Agreement to be enforced in any such proceedings.

(h)    Ability to Obtain Other Employment. Executive acknowledges that
(1) in the event of the termination of his employment with Employer (whether voluntary or involuntary), Executive’s knowledge, experience and capabilities are such that Executive can obtain employment in business activities which are of a different and non-competing nature than those performed in the course of his employment with Employer or in the geographic areas outside of the Territory and (2) the enforcement of a remedy hereunder including, but not limited to, injunctive relief, will not prevent Executive from earning a reasonable livelihood.

(i)    Injunctive Relief. Executive acknowledges that compliance with Section V.B of this Agreement is necessary to protect the good will and other legitimate business interests of the Company Group and that a breach of any or all of these provisions will give rise to irreparable and continuing injury to the Company Group that is not adequately compensable in monetary damages or at law. Accordingly, Executive agrees that Employer, its successors and assigns, may obtain injunctive relief against the breach or threatened breach of any or all of these provisions, in addition to any other legal or equitable remedies which may be available to the Company Group at law or in equity or under this Agreement. Because Executive further acknowledges that it would be difficult to measure any damages caused to the Company Group that might result from any breach by Executive of any promises set forth in this Agreement, Executive agrees that Employer shall be entitled to an injunction or other appropriate equitable relief to restrain any such breach without showing or proving any actual damage to the Company Group, as well as to be relieved of any obligation to provide further payment or benefits to Executive or Executive’s dependents.

(j)    Other Remedies. If Executive violates and/or breaches this Agreement, Employer shall be entitled to an accounting and repayment of all lost profits, compensation, commissions, remuneration or benefits that Executive directly or indirectly has realized or may realize as a result of any such violation or breach. Employer shall also be entitled to recover for all lost sales, profits, commissions, good will and customers caused by Executive’s improper acts, in addition to and not in limitation of any injunctive relief or other rights or remedies that Employer is or may be entitled to at law or in equity or under this Agreement.

(k)    Costs. Executive acknowledges that should it become necessary for Employer to file suit to enforce the provisions contained herein, and any court of competent jurisdiction awards the Company Group any damages and/or an injunction due to the acts of Executive, then Employer shall be entitled to recover its reasonable costs incurred in conducting the suit including, but not limited to, reasonable attorneys’ fees and expenses.

(l)    Covenant Period. For purposes of this Section V.B.5, the “Covenant Period” shall mean the period from and during the Term and ending on the date that is twenty-four (24) months after Executive’s employment with Employer terminates, whether voluntary or involuntary. For purposes of clarity, in the event that Executive’s employment with Employer terminates for any reason, whether voluntary or involuntary, after Executive receives a Renewal Termination Notice and before the end of the Term, the Covenant Period shall end on the date that is twenty-four (24) months after the termination of Executive’s employment and not twenty-four (24) months from the Renewal Termination Notice date.

6.    Non-Disparagement. Executive acknowledges and agrees that both during and after his employment with Employer, whether such termination is voluntary or involuntary, Executive shall not disparage, denigrate or comment negatively upon, either orally or in writing, the Company Group or any of their respective officers, directors, employees or representatives, to or in the presence of any person or entity unless compelled to act by a valid subpoena or other legal mandate; provided, however, if Executive receives such a valid subpoena or legal mandate, he shall provide Employer with written notice of the same at least five (5) business days prior to the date on which Executive is required to make the disclosure.

Employer agrees to use reasonable efforts to cause the directors and executive officers of the Company not to disparage, denigrate or comment negatively upon Executive, either orally or in writing, to any person or entity that is not an officer, director or employee of the Company Group unless compelled to act by a valid subpoena or other legal mandate; provided, however, if Employer receives such a valid subpoena or legal mandate, it shall provide Executive with written notice of the same at least five (5) business days prior to the date on which Employer is required to make the disclosure. Employer and the directors and officers of the Company will not provide any references to future employers or third parties without receiving a written request from Executive with an executed release from any liability for Employer and its directors, officers, and employees.

Nothing in this Section V shall prevent anyone from giving truthful testimony or information to law enforcement entities, administrative agencies or courts or in any other legal proceedings as required by law, including, but not limited to, assisting in an investigation or proceeding brought by any governmental or regulatory body or official related to alleged violations of any law relating to fraud or any rule or regulation of the Securities and Exchange Commission.

VI.    WAIVER OF RIGHT TO JURY TRIAL
EMPLOYER AND EMPLOYEE HEREBY VOLUNTARILY, KNOWINGLY AND INTENTIONALLY WAIVE ANY AND ALL RIGHTS TO TRIAL BY JURY FOR ALL CLAIMS ARISING OUT OF OR RELATING TO THIS AGREEMENT, AS WELL AS FOR ALL CLAIMS ARISING OUT OF EMPLOYEE’S EMPLOYMENT WITH EMPLOYER OR TERMINATION THEREFROM INCLUDING, BUT NOT LIMITED TO:

A.    Any and all claims and causes of action arising under contract, tort or other common law including, without limitation, breach of contract, fraud, estoppel, misrepresentation, express or implied duties of good faith and fair dealing, wrongful discharge, discrimination, retaliation, harassment, negligence, gross negligence, false imprisonment, assault and battery, conspiracy, intentional or negligent infliction of emotional distress, slander, libel, defamation and invasion of privacy;

B.    Any and all claims and causes of action arising under any federal, state or local law, regulation or ordinance, including, without limitation, claims arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Fair Labor Standards Act and all corresponding state laws; and

C.    Any and all claims and causes of action for wages, employee benefits, vacation pay, severance pay, pension or profit-sharing benefits, health or welfare benefits, bonus compensation, commissions, deferred compensation or other remuneration, employment benefits or compensation, past or future loss of pay or benefits or expenses.

VII.    CLAIMS

Employer and Executive acknowledge and agree that this Agreement shall be interpreted, governed by and construed in accordance with the laws of the State of Texas, without regard to the conflict of laws principles or rules thereof.

Employer and Executive irrevocably and unconditionally agree that any legal suit, action or proceeding arising out of or relating to this Agreement, as well as to all claims arising out of Executive’s employment with Employer or termination therefrom, shall be brought in either the Federal District Court for Nevada or in a judicial district court of Harris County, Texas (hereinafter referred to as the “Texas Courts”). In that regard, Employer and Executive waive, to the fullest extent allowed, any objection that Employer or Executive may have to the venue of any such proceeding being brought in the Texas Courts, and any claim that any such action or proceeding brought in the Texas Courts has been brought in an inconvenient forum. In addition, Employer and Executive irrevocably and unconditionally submit to the exclusive jurisdiction of the Texas Courts in any such suit, action or proceeding. Employer and Executive acknowledge and agree that a judgment in any suit, action or proceeding brought in the Texas Courts shall be conclusive and binding on each and may be enforced in any other courts to whose jurisdiction Employer or Executive is or may be subject, by suit upon such judgment.

In the event Executive obtains a final judgment in his favor by a court of competent jurisdiction with respect to any dispute regarding Employer’s failure to pay Executive on a timely basis the amounts to which he is entitled under this Agreement or as a result of any other breach of this Agreement by Employer, Employer shall pay all amounts and damages to which Executive may be entitled as a result of such breach, including interest thereon and all reasonable legal fees and expense and other costs incurred by Executive to enforce Executive’s rights hereunder.

VIII.    MISCELLANEOUS

A.    Publicity Release. By executing this Agreement, Executive forever gives the Company Group, its successors, assigns, licensees and any other designees, the absolute right and permission, throughout the world: (1) to copyright (and to renew and extend any copyright), use, reuse, publish and republish photographic portraits and pictures, motion or still, of Executive, or in which Executive may be included, in whole or in part, or composite or distorted character in any form, whether heretofore taken or to be taken in the future, in conjunction with Executive’s own or a fictitious name or title (which Executive now has or may have in the future), or reproductions thereof, in color or otherwise, made through any media at any place, for art, advertising, trade or any other purpose whatsoever; and (2) to record, reproduce, amplify, simulate, “double” and/or “dub” Executive’s voice and transmit the same by any mechanical or electronic means, for any purpose whatsoever. Executive further consents to the use of any printed matter giving Executive, or not giving Executive, a credit, in the sole discretion of any of the aforementioned parties to whom this authorization and release is given, in conjunction therewith. Executive waives any right he may have to inspect and/or approve the finished product or the advertising copy or printed matter that may be used in connection therewith, or the use to which it may be applied.

B.    Withholding. Employer may withhold from any amounts payable under this Agreement such federal, state, local, FICA, foreign or other taxes as shall be required to be withheld pursuant to any applicable law or regulation.

C.    Notices. All notices, consents, requests, instructions, approvals and other communications provided for in this Agreement shall be in writing and shall be addressed as follows:

To Employer:    Centuri Group, Inc.
19820 North 7th Avenue, Suite 120
Phoenix, AZ 85027
Attention: President and Chief Executive Officer, with a copy to Chief Legal & Administrative Officer

To Executive:    Kelly Youngblood
[***]

Notice shall be deemed given and effective: (1) upon receipt, if delivered personally; (2) three
(3) days after it has been deposited in the U.S. mail, addressed as required above, and sent via registered or certified mail, return receipt requested, postage prepaid; or (3) the next business day after it has been sent via a recognized overnight courier. Employer and/or Executive may change the address for notice purposes by notifying the other of such change in accordance with this Section VIII.C.

D.    Severability. If any provision of this Agreement is held to be invalid, inoperative or unenforceable for any reason, it shall be modified rather than voided, if possible, in order to achieve the intent of the parties hereto to the maximum extent possible. In any event, if any provision of this Agreement is held to be invalid, inoperative or unenforceable for any reason, the other provisions of this Agreement shall be deemed valid and operative and, so far as is reasonable and possible, effect shall be given to the intent manifested by the provision or provisions held invalid or inoperative.

E.    Survival of Certain Obligations. The obligations of the parties set forth in this Agreement that by their terms extend beyond or survive the termination of this Agreement, whether voluntarily or involuntarily, will not be affected or diminished in any way by the termination of this Agreement.

F.    Headings. The headings contained in this Agreement are for purposes of reference and convenience only and are not intended in any way to describe, interpret, define or limit the extent or intent of this Agreement.

G.    Entire Agreement. This Agreement supersedes any other agreements, written or oral, between the Company Group and Executive, and Executive has no oral representations, understandings or agreements with the Company Group or any of their respective officers, directors or representatives covering the same subject matter as this Agreement. This written Agreement is the final, complete and exclusive statement and expression of the agreement between Employer and Executive and of all the terms of this Agreement. This Agreement cannot be modified, varied, contradicted or supplemented by evidence of any prior or contemporaneous oral or written agreements.

H.    Amendment/Waiver. Neither this Agreement nor any term hereof may be modified or amended except by written instrument signed by a duly authorized officer of Employer and by Executive. No term of this Agreement may be waived other than by written instrument signed by the party waiving the benefit of such term. Any such waiver shall constitute a waiver only with respect to the specific matter described in such written instrument and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. Neither the waiver by Employer or Executive of a breach of or a default under any of the provisions of this Agreement, nor the failure by either Employer or Executive, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any such provisions, rights or privileges hereunder.
I.    Assignment. This Agreement is personal to the parties and neither party may assign any rights or obligations under the same without the prior written consent of the other; provided, however, that in the event of a sale of the Company Group’s business to a third party (whether by sale of all or a majority of the Company Group’s issued and outstanding equity securities, by a merger or reorganization, or by a sale of all or substantially of the Company Group’s assets), then this Agreement may be assigned by Employer to such third party purchaser without the prior written consent of Executive, provided that such third party purchaser agrees to assume and abide by all of Employer’s obligations set forth in this Agreement and provides written notice thereof to Executive. In the event of any such assignment, all references to “Employer” hereunder shall mean the assignee, and to the extent any entity becomes the successor to Employer, all obligations hereunder shall be the obligations of the successor and “Employer” shall mean the successor entity.

J.    Counterparts. This Agreement may be executed simultaneously in two (2) or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.
CENTURI GROUP, INC.

By:	/s/ Christian I. Brown
Christian I. Brown
President and Chief Executive Officer

EXECUTIVE

/s/ Kelly Youngblood

Kelly Youngblood

EXHIBIT A
FORM OF CONFIDENTIAL SEVERANCE AGREEMENT AND RELEASE

This Severance Agreement and Release of All Claims (this “Agreement”) is made and entered into by and between Kelly Youngblood (“Executive”) and Centuri Group, Inc., a Nevada corporation (“Employer”).

Reference is made herein to the Employment Agreement, dated as of August 12, 2026 (the “Employment Agreement”), by and between Employer and Executive. Capitalized terms used but not defined in this Agreement have the meanings assigned to them in the Employment Agreement.

The purpose of this Agreement is to arrange a settlement of Executive’s employment with Employer that is satisfactory both to Employer and to Executive. By signing this Agreement, Employer and Executive agree as follows:

1.    Termination of Employment and Resignation from All Positions.

a.    Executive and Employer are entering into this Agreement as a way of amicably concluding the employment relationship between them on [DATE] (the “Termination Date”) and of resolving voluntarily any dispute or potential dispute or claim that Executive has or might have with the Released Parties (as defined in Paragraph 6), whether known or unknown by Executive at this time. This Agreement is not and should not be construed as an allegation by Executive, or as an admission on the part of Employer, that Employer has acted unlawfully or violated any state or federal law or regulation. The Company Group specifically disclaims any liability to Executive or any other person for any alleged violation of rights or for any alleged violation of any order, law, statute, duty, policy or contract.

b.    Executive acknowledges and agrees that (a) Executive’s employment with Employer terminated effective as of the Termination Date and (b) by executing this Agreement, Executive hereby resigns, effective as of the Termination Date, from Executive’s position of Executive Vice President, Chief Financial Officer of the Company and from any and all offices and directorships that Executive holds in any member of the Company Group. Executive agrees to execute all instruments and take all actions, at Employer’s expense, to evidence and/or effectuate such resignations.

2.    Severance Benefits. As consideration for Executive agreeing to release the Released Parties from all claims that are described in Paragraph 6, and subject to the provisions of Paragraphs 10 and 11, Employer will pay Executive the following amounts (collectively, the “Severance Benefits”), in full satisfaction of the amounts payable to Executive pursuant to [Section III.F.2] [Section III.F.4] [Section III.F.5] [Section III.G] of the Employment Agreement:

[Insert description of the applicable Severance Benefits]

3.    Withholding; Tax Consequences. Employer may withhold from the Severance Benefits such federal, state, local, FICA, foreign or other taxes as are required to be withheld pursuant to any applicable law or regulation. Executive acknowledges and agrees that Employer has made no representations to his regarding the tax consequences of any Severance Benefits received by his pursuant to this Agreement.

4.    Entire Consideration. Executive agrees that the Severance Benefits set forth in Paragraph 2 constitute the entire amount of consideration provided to his under this Agreement. Executive further agrees that he will make no claim for any additional or other severance benefits or payments from the Company Group, whether under the Employment Agreement or any other agreement, plan or arrangement, and that he will not seek any further compensation for any other claimed damage, costs, severance, income or attorneys’ fees.

5.    Confidentiality. Without the express written agreement of the Company’s Chief Executive Officer or unless required to do so by law, Executive agrees never to disclose the existence, facts, terms, or amount of this Agreement, nor the substance of the negotiations leading to this Agreement, to any person or entity, other than to his personal counsel or attorney, personal accountants, or personal tax preparer, any such disclosure to such persons to be made only if the relevant person must have such information for the performance of his or her responsibilities. To the extent required by law or applicable regulation, Executive may also disclose the provisions of this Agreement to the appropriate taxing authorities.

6.    Executive’s Release of All Claims, Including Age Discrimination in Employment Act Claims. In consideration of the Severance Benefits, and subject to Paragraph 7, Executive, for herself, his heirs, executors, administrators, successors and assigns, does fully and forever release and discharge Employer, each other member of the Company Group, their respective associated companies and subsidiaries, all of their respective present and former officers, directors, supervisors, managers, employees, stockholders, agents, attorneys and representatives, insurers, reinsurers, the successors and assigns of such persons and entities, as well as their employee benefit plans and programs and their administrators and fiduciaries (collectively, the “Released Parties”), from all actions, lawsuits, grievances, complaints, liens, demands, obligations, damages, liabilities and claims of any nature whatsoever, known or unknown, that Executive had, now has, or may hereafter claim to have against the Released Parties from the beginning of time through the date Executive signs this Agreement. The release provided herein specifically includes, but is not limited to, all claims arising under any federal, state or local fair employment practice laws, and any other employee relations statute, executive order, law and ordinance, including, but not limited to, Title VII of the Civil Rights Acts of 1964, as amended; the Civil Rights Acts of 1866, 1870, and 1871, as amended; the Civil Rights Act of 1991, as amended; the Age Discrimination in Employment Act of 1967, as amended; the Older Workers Benefit Protection Act, as amended; the Americans with Disabilities Act of 1990, as amended; the Family and Medical Leave Act, as amended; the Equal Pay Act, as amended; the Fair Labor Standards Act, as amended; the Worker Adjustment and Retraining Notification Act of 1988, as amended; the Employee Retirement Income Security Act of 1974, as amended; Section 806 of the Sarbanes-Oxley Act of 2002 (18 U.S.C. §1514A, et seq.); the Rehabilitation Act of 1973 (29 U.S.C. Section 791 et seq.); the Occupational Safety and Health Act (29 U.S.C. § 651, et seq.); the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (COBRA); the National

Labor Relations Act, as amended; the Arizona Employment Protection Act; the Arizona Civil Rights Act; the Arizona criminal code; any local human rights law; and any tort or contract cause of action or theory.

Executive expressly represents and agrees that he has been advised that, by entering into this Agreement, he is knowingly and voluntarily releasing and waiving any and all claims that he may have against any Released Party arising under the Age Discrimination in Employment Act of 1967, as amended, which have arisen on or before the date Executive signs this Agreement.

7.    Covenants Concerning Claims. Executive agrees that he will not file any complaints, claims or actions against the Released Parties with any court regarding any matters or claims that arose prior to Executive’s execution of this Agreement. Executive further acknowledges and agrees that this Agreement shall operate as a complete bar to recovery in any and all litigation, charges, claims, complaints, grievances or demands of any kind whatsoever now pending or now contemplated by Executive, or which might at any time be filed by Executive or on Executive’s behalf. Each and all such claims are hereby fully and finally settled, compromised and released. If any court assumes jurisdiction on behalf of Executive of any complaint, claim or action against the Released Parties, he will direct that court to withdraw from or dismiss with prejudice the matter. Executive further understands and agrees that if he or someone acting on his behalf files, or causes to be filed, any such claim, charge, complaint, or action against the Released Parties, he expressly waives any right to recover any damages or other relief whatsoever, from the Released Parties, including costs and attorneys’ fees.

8.    Exclusions.

(a)    Notwithstanding any other provision of this Agreement, Executive’s agreement to the provisions under Paragraph 6 and Paragraph 7 are not intended to prohibit Executive from bringing an action to challenge the validity of the release of claims under the Age Discrimination in Employment Act, as amended, or the Older Workers Benefit Protection Act, as amended.

(b)    This Agreement is not intended to interfere with Executive’s right to file a charge with an administrative agency in connection with any claim Executive believes he may have against any of the Released Parties. However, by executing this Agreement, Executive hereby waives the right to recover, and agrees not to seek any damages, remedies or other relief for herself personally in any proceeding he may bring before such agency or in any proceeding brought by such agency, or any other person, on his behalf. This Agreement is also not intended to apply to claims for accrued benefits (other than severance-type benefits) under any qualified employee benefit plan of the Released Parties pursuant to the terms of any such plan.

(c)    Executive understands that he is not releasing rights under this Agreement that cannot be lawfully waived and that by executing this Agreement, he is not waiving any such claims. Likewise, Executive is not releasing any rights or claims that may arise after the date on which he signs this Agreement. In addition, while this Agreement requires Executive to waive any and all claims against the Released Parties arising under workers’ compensation laws (e.g., claims of retaliation for filing a workers’ compensation claim), it is not intended to prohibit Executive from filing in good faith for and from receiving any workers’ compensation benefits from Released Parties’ workers’ compensation carrier for compensable injuries incurred during his employment. Accordingly, Executive’s pursuit of any such workers’ compensation benefits with Released Parties’ workers’ compensation carrier or third-party administrator will not be considered a violation of this Agreement.

9.    Executive Acknowledgments. Executive acknowledges and agrees that:

a.    In return for and in consideration of his execution, delivery and performance of this Agreement, Employer is providing to Executive the Severance Benefits.

b.    Executive is hereby advised in writing by this Agreement to consult with an attorney before signing this Agreement.

c.    Executive does not waive rights or claims that may arise after the date this Agreement is signed.

d.    In return for signing this Agreement, Executive will receive payment of consideration beyond that which he was entitled to receive before entering into this Agreement.

10.    Twenty-One (21) Day Review Period. Executive will have until [DATE] to review and consider this Agreement, which date Executive acknowledges is at least 21 days after the date that he was provided this Agreement. If Executive signs this Agreement prior to [DATE], he certifies and agrees that the decision to accept such shortening of time is knowing and voluntary and is not induced by Employer through: (i) fraud, misrepresentation, or a threat to withdraw or alter the offer prior to such date; or (ii) an offer to provide different terms in exchange for signing this Agreement prior to such date.

11.    Seven (7) Day Revocation Period. Executive understands that he may revoke this Agreement at any time within seven (7) days after the date that he signs this Agreement. To revoke this Agreement, Executive must deliver written notification of such revocation by email to [NAME] at [EMAIL ADDRESS], within seven (7) days after the date that Executive signs this Agreement. Executive further understands that if he does not revoke this Agreement within seven (7) days following the date that Executive signs this Agreement (excluding the date that he signs this Agreement), it will become effective, binding, and enforceable on the eighth day after the date that he signs this Agreement (such eighth day, the “Effective Date”). Executive understands that he will not receive the Severance Benefits until this Agreement becomes effective, binding, and enforceable, which shall not occur prior to the eighth day following the date that Executive signs this Agreement.

12.    Executive Representations. Executive represents that:

a.    he has reviewed all aspects of this Agreement;

b.    he has carefully read and fully understands all of the provisions and effects of this Agreement;
c.    he has had the opportunity to consult with an attorney before signing this Agreement.
d.    he understands that in agreeing to the terms of this Agreement he is releasing the Released Parties from any and all claims he may have against the Company Group, and all persons acting by, through, under or in concert with the Company Group, including claims under the federal Age Discrimination in Employment Act of 1967, as amended, as well as any claims for age discrimination that may exist under Nevada law or any other applicable law, as more particularly described in Paragraph 6;

e.    he voluntarily agrees to all the terms set forth in this Agreement;

f.    he has not filed, caused to be filed, and presently is not a party to any claim, complaint, or action against the Released Parties in any forum or form, whether administrative or otherwise; and

g.    as of the time of execution of this Agreement by Executive, Executive is unaware of any facts or conduct that would give rise to a claim against the Released Parties of any type or sort, including those types of claims or other violations set forth generally and specifically above, including but not limited to, any claims under the Family Medical Leave Act of 1993 or the Fair Labor Standards Act.

13.    Return of Company Property and Confidentiality Obligations. Executive agrees that on or before [DATE], Executive shall return or shall have returned all Company Property and Confidential Information (as defined herein). “Company Property” means all property of the Company Group, including, but not limited to, Company Group issued/owned computers, laptops, peripheral electronic equipment (e.g., printers, cameras, projectors, computer docking stations, etc.), personal digital assistants (PDAs), cellular telephones, credit cards, keys, door cards, tools, equipment on loan, and any other Company Group books, manuals, and journals. “Confidential Information” means all confidential, sensitive or proprietary information belonging to the Company Group, including, but not limited to, all business records, manuals, memoranda, computer records, electronic files, lists and other property delivered to or compiled by Executive by or on behalf of the Company Group, or its representatives, vendors or customers that pertain to the business of the Company Group, as well as all correspondence, reports, records, charts, and other similar data pertaining to the business, activities or future plans of Company Group that was collected by Executive during his employment with the Company Group.

Executive further acknowledges and agrees that Executive is obligated to not, at any time, disclose or otherwise make available to any person, company or other party Confidential Information or trade secrets of the Company, its parent, associated companies, affiliates, and subsidiaries. This Agreement shall not limit any obligations Executive has under any applicable federal or state law.

14.    Affirmation of Covenants. Executive acknowledges and agrees that he is bound by, and will abide by, his obligations set forth in Section IV (Company-Related Inventions and Developments) and Section V.B (Obligations Relating to Proprietary and Confidential Information) of the Employment Agreement (collectively, the “Covenants”).

15.    Cooperation. At Employer’s reasonable request, Executive will use good faith efforts to cooperate with the Company Group and its attorneys or other legal representatives (collectively, the “Attorneys”) in connection with any claim, litigation, audit, or other or judicial, arbitral or government proceeding which is material to the Company Group and is now pending or may hereinafter be brought against any of the Released Parties by any third party. Executive’s duty of cooperation will include, but not be limited to, (a) meeting with Attorneys by telephone or in person at mutually convenient times and places in order to state truthfully your knowledge of matters at issue and recollection of events, (b) appearing at the Company Group’s and/or the Attorneys’ request (and, to the extent possible, at a time convenient to Executive that does not conflict with the needs or requirements of Executive’s then-current employer) as a witness at depositions or trials, without necessity of a subpoena, in order to state truthfully your knowledge of matters at issue, and (c) signing at the Company Group’s and/or the Attorneys’ request, declarations or affidavits that truthfully state matters of which you have knowledge. Employer will reimburse Executive for the reasonable expenses that Executive’s incur in the course of Executive’s cooperation hereunder.

16.    Transition Assistance. Without limiting Paragraph 15, during the period beginning on the Termination Date and ending on [DATE], Executive will make herself reasonably available to respond to questions from Employer to facilitate an orderly transition of his duties to his successor.

17.    Voluntary Action. Executive represents and agrees that he is knowingly and voluntarily entering into this Agreement, and that he has relied solely and completely upon his own judgment or the advice of his attorney in entering into this Agreement.

18.    Entire Agreement. This Agreement sets forth the entire agreement between Executive and Employer and fully supersedes and replaces any and all prior agreements or understandings, written or oral, between Executive and Employer pertaining to the subject matter of this Agreement. Notwithstanding the provisions of the preceding sentence, this Agreement does not supersede the Covenants or any other agreement between Executive and any member of the Company Group regarding non-disclosure and developments or any non-competition agreement with the Company and/or its affiliates. In addition, Executive shall remain subject to the post-termination non-compete obligations under any non-compete agreement with any member of the Company Group notwithstanding any terms of such agreement that would relieve Executive of such obligations upon termination of Executive’s employment with Employer. Executive and Employer represent and acknowledge that in executing this Agreement they do not rely upon and have not relied upon any representation or statement made by any of the parties or by any of the parties’ agents, attorneys, employees, or representatives with regard to the subject matter, basis, or effect of this Agreement or otherwise, other than those specifically stated in this written Agreement.

19.    Partial Invalidity. Should any provision of this Agreement be declared or be determined by any court of competent jurisdiction to be illegal, invalid or unenforceable, all remaining provisions of this Agreement shall otherwise remain in full force and effect and be construed as if such illegal, invalid or unenforceable provision had not been included herein.

20.    Governing Law and Attorneys’ Fees. This Agreement will be governed by, and construed and interpreted in accordance with, the laws of the State of Nevada without regard to principles of conflict of laws. Executive and Employer irrevocably and unconditionally agree that any legal suit, action or proceeding arising out of or relating to this Agreement shall be brought in either the United States District Court for Nevada or the district courts of Clark County, Nevada, and waive, to the fullest extent allowed, any objection to the venue of any such proceeding. In the event action is brought to enforce the provisions of this Agreement, the non-prevailing party (as determined by a court of competent jurisdiction in a final, non-appealable order) shall be required to reimburse the prevailing party for its reasonable attorneys’ fees and expenses incurred in connection with such action.

21.    Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of Executive and Employer, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

22.    Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, Employer and their respective heirs, successors and assigns.

23.    Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

24.    Miscellaneous. All section headings used in this Agreement are for convenience only, and are not intended in any way to describe, interpret, define or limit the extent or intent of this Agreement.

[Signature page follows]

CENTURI GROUP, INC.

Dated:

By

EXECUTIVE

Dated:
Kelly Youngblood

EXHIBIT B
Pre-Employment Interventions